Consent of Ernst & Young, LLP, Independent Auditors

      We consent to the incorporation by reference in the Registration Statement Form S-8 dated September 11, 1997 pertaining to the KLLM Transport Services, Inc. 1996 Stock Option Plan of our report dated January 31, 1997, except for Note B as to which the date is March 7, 1997, with respect to the consolidated financial statements of KLLM Transport Services, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended January 3, 1997, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

				   s/Ernst & Young LLP
                                   ERNST & YOUNG LLP



Jackson, Mississippi
September 9, 1997